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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the references to our firm under the captions "Selected Consolidated Financial and Operating Data" and "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of IDT Corporation for the registration of $100,000,000 8 3/4% Senior Notes due 2006 and to the incorporation by reference therein of our report dated September 25, 1997 with respect to the consolidated financial statements and schedule of IDT Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

New York, New York
June 4, 1998